Exhibit 99.1

FOR IMMEDIATE RELEASE

First Commonwealth to Enter the Columbus, Ohio Market
through the Acquisition of First Community Bank
First Commonwealth Expands Ohio Presence
Indiana, PA, May 11, 2015 - First Commonwealth Bank, the banking subsidiary of First Commonwealth Financial Corporation (NYSE: FCF), and Columbus, Ohio based First Community Bank today jointly announced the signing of a definitive merger agreement pursuant to which First Commonwealth will acquire First Community Bank in an all-cash deal valued at $14.75 million.
"Strategically, this partnership with First Community and its talented group of community-oriented bankers enhances our current lending activity in the Columbus market," said T. Michael Price, Chief Executive Officer of First Commonwealth Financial Corporation. “Entering Columbus has been a strategic priority for us, and this acquisition provides us with an established presence in the market and allows us to serve and expand upon First Community’s well-established customer base.”
"We are delighted to be joining the First Commonwealth team. We view First Commonwealth Bank as the quintessential community bank and believe this partnership will greatly benefit our customers, employees and the communities we serve. First Commonwealth’s enhanced product offering will allow our current clients and communities access to a much wider range of financial solutions," said Sherran Blair, Chairman, President and Chief Executive Officer of First Community Bank.
Upon closing of the transaction, which is expected in the fourth quarter of 2015, First Community Bank will merge into First Commonwealth Bank and operate under the First Commonwealth name. The transaction remains subject to regulatory approval and other customary closing conditions. First Commonwealth estimates that it will achieve cost saves of approximately 40% of First Community’s operating expenses and that the transaction will be accretive to income in the first full year of operations.
First Community was advised by the investment banking firm of Boenning & Scattergood, Inc. and the law firm of Vorys, Sater, Seymour and Pease, LLP.

Exhibit 99.1

About First Commonwealth Financial Corporation
First Commonwealth Financial Corporation, headquartered in Indiana, Pennsylvania, is a financial services company with $6.3 billion in total assets, 107 banking offices in 15 counties throughout western and central Pennsylvania, and a Corporate Banking Business Center in northeast Ohio.  First Commonwealth provides a full range of commercial banking, consumer banking, mortgage, wealth management and insurance products and services through its subsidiaries First Commonwealth Bank and First Commonwealth Insurance Agency.
About First Community Bank
First Community Bank is a financial services company with assets of $100 million, loans of $62 million and deposits of $88 million. Headquartered in Columbus, Ohio, First Community Bank operates three full service banking offices in Columbus and one in Sedalia, Ohio.
Forward-Looking Statements
This release contains forward-looking statements about First Commonwealth’s future plans, strategies and financial performance. These statements can be identified by the fact that they do not relate strictly to historical or current facts and often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may." Such statements are based on assumptions and involve risks and uncertainties, many of which are beyond our control. Risk factors relating both to the transaction and the integration of First Community into First Commonwealth after the effective time include, without limitation:

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Completion of the transaction is dependent on, among other things, receipt of regulatory and any necessary shareholder approvals, the timing of which cannot be predicted with precision at this point and which may not be received at all.

•	The impact of the completion of the transaction on First Commonwealth's financial statements will be affected by the timing of the transaction.

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The transaction may be more expensive to complete and the anticipated benefits, including anticipated cost savings and strategic gains, may be significantly harder or take longer to achieve than expected or may not be achieved in their entirety as a result of unexpected factors or events.

Exhibit 99.1

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The integration of First Community's business and operations into First Commonwealth, which will include conversion of First Community's operating systems and procedures, may take longer than anticipated or be more costly than anticipated or have unanticipated adverse results relating to First Community's or First Commonwealth's existing businesses.

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First Commonwealth's ability to achieve anticipated results from the transaction is dependent on the state of the economic and financial markets going forward. Specifically, First Commonwealth may incur more credit losses from First Community's loan portfolio than expected and deposit attrition may be greater than expected.

In addition, risk factors include but are not limited to, the risk factors described in First Commonwealth's Annual Report on Form 10-K for the year ended December 31, 2014. Forward-looking statements speak only as of the date on which they are made. First Commonwealth undertakes no obligation to update any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.
Contact:
Investor Relations:
Ryan M. Thomas
Vice President / Finance and Investor Relations
724-463-1690
RThomas1@fcbanking.com
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